Exhibit 23.2

                         Consent of Independent Auditors

      We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-119501 and 333-33780) pertaining to the 1997 Stock Option and Long-Term Incentive Compensation Plan, as amended, of Robocom Systems International Inc. of our reports dated July 19, 2005 (except as to Notes 5 and 8, which are as of August 16, 2005) and September 13, 2006 with respect to the financial statements of Robocom Systems International Inc. included in the Annual Reports on Form 10-KSB for the years ended May 31, 2005 and 2006, respectively.


                                              /s/ Eisner & Lubin, LLP

New York, New York
December 5, 2006